Exhibit 10.2

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2014 by and among (i) Dendreon Corporation (the “Company”) and its subsidiaries signatory hereto (collectively, and together with the Company, the “Debtors”), and (ii) each of the undersigned holders (the “Supporting Noteholders”) of the Company’s 2016 Notes issued under the First Supplemental Indenture, dated January 20, 2011, to the Base Indenture, dated March 16, 2007, with The Bank of New York Mellon Trust Company, N.A., as trustee (the “2016 Notes”). Each of the Debtors and the Supporting Noteholders is referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Debtors have determined that a sale of all or substantially all of their assets or a recapitalization transaction effectuated through a plan of reorganization (a “Sale”) or a restructuring of their obligations under the 2016 Notes and certain other obligations of the Debtors is necessary and would be in the best interests of the Debtors and their stakeholders;

WHEREAS, in the event no satisfactory Sale can be achieved, each of the Parties desires to consummate such restructuring in accordance with the terms of the term sheet attached as Exhibit A hereto (the “Plan Term Sheet”) and the terms of this Agreement (such restructuring, the “Restructuring”);

WHEREAS, as of the date of this Agreement, the Debtors are obligated to the holders of the 2016 Notes in the aggregate principal amount of $222,732,000 (plus accrued and unpaid interest);

WHEREAS, the Sale or Restructuring will be effected through the commencement of chapter 11 bankruptcy cases for the Debtors in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, each of the Parties desires to work together to complete the negotiation of the terms of the documents necessary to confirm and consummate the Plan (as defined below); and

WHEREAS, this Agreement is not intended to be and shall not be deemed to be a solicitation for votes to the Plan.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1. Definitions and Interpretation.

(a) The following terms used in this Agreement shall have the following definitions:

“2016 Notes” has the meaning set forth in the preamble hereof.

“Actual Net Revenue” has the meaning set forth in Section 6(f) hereof.

“Agreement” has the meaning set forth in the preamble hereof. For the avoidance of doubt, this Agreement includes the Plan Term Sheet.

“Bankruptcy Cases” means proceedings under chapter 11 of the Bankruptcy Code for the Debtors.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bidding Procedures” means the bidding procedures in the form attached as Exhibit 1 to the Plan Term Sheet.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Company” has the meaning set forth in the preamble hereof.

“Competitive Process” has the meaning set forth in Section 2(a) hereof.

“Confidentiality Agreement” has the meaning set forth in Section 6(a) hereof.

“Debtors” has the meaning set forth in the preamble hereof.

“Deerfield” means Deerfield Management Company, L.P. and its affiliates.

“Disclosure Statement” means a disclosure statement with respect to the Plan consistent with the requirements of section 1125 of the Bankruptcy Code.

“Effective Date” means the effective date of the Plan.

“Grace Period” has the meaning set forth in Section 10(a) hereof.

“Joinder” has the meaning set forth in Section 7(b) hereof.

“Material Adverse Effect” means any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole (other than as a result of the events or conditions leading up to and following commencement of the Bankruptcy Cases and the continuation and prosecution thereof), excluding the effects of events or conditions, either alone or in combination, resulting from or arising out of (i) any liabilities to be not assumed under the Plan, (ii) changes in general economic, financial or securities markets or geopolitical conditions, (iii) general changes or developments in macroeconomic conditions or the industries and markets in which the Company or its subsidiaries operate, (iv) the entry into this Agreement, the announcement of the

Restructuring, the identity of any of the Supporting Noteholders or the consummation of the transactions contemplated by this Agreement, including termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company and its subsidiaries, (v) any actions required to be taken or omitted by any Debtor under this Agreement (including any action taken or omitted at the request of the Supporting Noteholders) or any action or omission by any Supporting Noteholder in breach of this Agreement, (vi) changes in (or proposals to change) any applicable laws, rules or regulations or applicable accounting regulations or principles or the enforcement or interpretation thereof, (vii) any outbreak or escalation of hostilities or war or any act of terrorism or natural disaster or act of God and (viii) any failure of the Company and its subsidiaries to meet any budgets, plans, projections or forecasts (internal or otherwise); provided, however, that any event or condition referred to in clauses (ii), (iii) or (vii) shall not be excluded pursuant to such clauses to the extent (and only to the extent) it disproportionately adversely affects the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries and countries and regions in which the Company and its subsidiaries operate.

“Measurement Date” means the last day of each calendar month following the Petition Date and at least 15 days prior to the Effective Date.

“Minimum Net Revenue” means, with respect to a given calendar month, the applicable amount set forth on Exhibit B attached hereto.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors commence the Bankruptcy Cases.

“Plan” means the chapter 11 plan of reorganization that implements the Restructuring.

“Plan Documents” means the Plan, the Disclosure Statement, the orders in respect of the Bidding Procedures and the sale of all or substantially all of the non-cash assets of the Debtors contemplated by the Bidding Procedures and the motions related thereto, and all exhibits, schedules, and other documents ancillary thereto, and any amendments or supplements to any of the foregoing, all of which shall be consistent in all material respects with this Agreement and the Plan Term Sheet, and in form and substance satisfactory to the Supporting Noteholders.

“Plan Support Agreement Assumption Motion” has the meaning set forth in Section 6(d) hereof.

“Plan Term Sheet” has the meaning set forth in the recitals hereof and includes the Bidding Procedures.

“Prepetition Noteholder Claims” means any claim arising under the 2016 Notes.

“Qualified Bid” has the meaning set forth in the Bidding Procedures.

“Qualified Marketmaker” means any Person that holds itself out to the public or to applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Prepetition Noteholder Claims in its capacity as a broker-dealer or market maker for such claims and is in fact regularly in the business of making a market in such claims.

“Qualifying Sale” means a Sale consummated as a result of the Competitive Process that has a value of not less than the minimum Qualified Bid.

“Requisite Supporting Noteholders” means, as of any date of determination, Supporting Noteholders holding at least two-thirds in amount of the Prepetition Noteholder Claims held by all Supporting Noteholders.

“Restructuring” has the meaning set forth in the recitals hereof.

“Solicitation” means the Debtors’ formal request for acceptances of the Plan, consistent with section 1125 and 1126 of the Bankruptcy Code, rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure, and applicable non-bankruptcy law.

“Supporting Noteholders” has the meaning set forth in the preamble hereof.

“Termination Date” has the meaning set forth in Section 10(a) hereof.

“Termination Event” means any event specified in Section 10(a) hereof.

“Transfer” means any assignment, sale, transfer, loan, pledge or encumbrance of any Prepetition Noteholder Claim or grant of any option thereon or any right or interest (voting or otherwise) therein, or any agreement to effect any of the foregoing; provided that the granting of any liens or encumbrances in favor of a bank or broker-dealer holding custody of securities in the ordinary course of business and which lien or encumbrance is released upon the disposition of such securities shall not be considered a Transfer.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., and any successor trustee under the 2016 Notes.

(b) Other Interpretive Provisions. The word “include” and its various forms shall be read as if followed by the phrase “without limitation”. “Will” and “shall” have the same meaning. Where appropriate in context, terms used in this Agreement shall include both the singular and the plural. Headings are for convenience only and shall not affect the interpretation of this Agreement.

2. The Restructuring; Incorporation of the Term Sheet.

(a) If a Qualifying Sale does not occur, the Restructuring will be accomplished pursuant to a Plan consistent with the Plan Term Sheet. The Debtors may conduct a competitive process pursuant to the Bidding Procedures (the “Competitive Process”), simultaneously with prosecution of the Plan.

(b) The Plan Term Sheet is incorporated herein by reference and is made part of this Agreement. If the terms as set forth in the Plan Term Sheet and this Agreement are inconsistent, this Agreement shall govern.

3. Implementation of the Restructuring.

(a) The Debtors will effectuate the Restructuring by, among other things, commencing the Bankruptcy Cases, as provided in this Section 3. Subsidiaries of the Company other than the Debtors shall not commence chapter 11 cases.

(b) Following the execution of this Agreement, each Supporting Noteholder and the Debtors shall negotiate in good faith the terms of the Plan and Disclosure Statement, which shall be consistent in all material respects with this Agreement and the Plan Term Sheet and shall be in form and substance reasonably satisfactory to each Supporting Noteholder and the Debtors.

(c) The Debtors shall file the Plan and the Disclosure Statement as promptly as practicable after the Petition Date.

(d) This Agreement is not and shall not be deemed to be a solicitation of acceptances of the Plan. The acceptances of holders of claims will not be solicited until after the forms of the Plan and Disclosure Statement have been agreed to by each Supporting Noteholder and the Debtors, and such Solicitation shall occur in accordance with the applicable provisions of the Bankruptcy Code and applicable non-bankruptcy law.

4. Consultation and Cooperation. The Debtors and each Supporting Noteholder agree to reasonably consult and cooperate with each other, including through their respective counsel or other advisors, in connection with any analyses, appearances, presentations, briefs, filings, arguments, or proposals made or submitted by any such Party to the Bankruptcy Court or parties in interest in the Bankruptcy Cases.

5. Effectiveness. This Agreement shall become effective on the date upon which (a) counterparts of this Agreement have been duly executed by each of the Debtors and the Supporting Noteholders, (b) such executed counterparts have been exchanged by the Parties, and (c) holders of not less than two-thirds in aggregate principal amount of the Prepetition Noteholder Claims are bound to support the Sale or Restructuring on terms materially identical to the terms set forth in the attached Plan Term Sheet. This Agreement shall not be binding on or enforceable against any Party, and no Party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 5.

6. Agreements of the Debtors. Subject to the terms and conditions hereof, and for so long as no Termination Date shall have occurred:

(a) Subject to the existence of an effective confidentiality agreement described in the next sentence, the Debtors shall promptly provide to counsel to the Supporting Noteholders, and to such other advisors as directed, such information and due diligence materials as any of the Supporting Noteholders and their advisors reasonably request to evaluate the transactions contemplated by this Agreement, including concerning the Competitive Process, and shall cause their management and advisors to meet with the Supporting Noteholders and their advisors at reasonable times upon request of any of the Supporting Noteholders for purposes of reasonably discussing such information and due diligence materials and reasonably consulting with respect to the Competitive Process; provided, however, this Section 6(a) shall not entitle any Supporting Noteholder that may evaluate or consider submitting a potential bid in the Competitive Process to access to information or due diligence materials, which access shall be subject to and in accordance with the Bidding Procedures, or to any opportunity to consult with the Debtors in connection with the Competitive Process not provided to other bidders in such process in accordance with the Bidding Procedures. It is acknowledged and agreed that Deerfield and the Supporting Noteholders are Qualified Bidders (as defined in the Bidding Procedures) and shall remain Qualified Bidders until after the Bid Deadline, after which time, if none of such entities has submitted a Qualified Bid, the Supporting Noteholders shall be Consultation Parties (as defined in the Bidding Procedures). Information and materials provided under this Section 6(a) following the commencement of the Bankruptcy Cases will be subject to (i) in the case of a Supporting Noteholder (other than Deerfield and its affiliates), a confidentiality agreement in the form attached hereto as Exhibit B to be executed between such Supporting Noteholder and the Company, and (ii) in the case of Deerfield, its affiliates and their respective advisors, the Confidentiality Agreement, dated as of June 5, 2014, as amended November 9, 2014, between Deerfield and the Company (the “Confidentiality Agreement”).

(b) The Debtors hereby agree (i) to prepare the Plan Documents, (ii) to provide draft copies of the Plan Documents to counsel for the Supporting Noteholders within a reasonable amount of time prior to the date the Debtors plan to file such documents with the Bankruptcy Court and (iii) that they shall, except in circumstances where it is not reasonably practicable to do so, provide draft copies of all other motions, applications, and other documents the Debtors intend to file with the Bankruptcy Court to counsel for the Supporting Noteholders within a reasonable amount of time prior to the date the Debtors plan to file such documents with the Bankruptcy Court, and shall reasonably consult in good faith with counsel to the Supporting Noteholders regarding the form and substance of any such proposed filings.

(c) The Debtors agree to use commercially reasonable efforts to (i) complete the Restructuring under the Plan Documents, (ii) take all necessary and appropriate actions in furtherance of the Restructuring and all other actions contemplated under this Agreement or the Plan Documents, (iii) obtain all required regulatory approvals and third-party approvals, consents, and/or waivers for the Restructuring, and (iv) not take any actions materially inconsistent with this Agreement or the Plan Documents.

(d) Within one Business Day following the Petition Date, the Debtors shall file, and use commercially reasonable efforts to diligently prosecute, a motion (the “Plan Support Agreement Assumption Motion”) with the Bankruptcy Court seeking, in connection with the Bankruptcy Cases, (i) to assume this Agreement and (ii) the authority to pay, when due and payable, the respective reasonable and documented accrued and ongoing expenses of legal, accounting and similar professionals incurred by the Supporting Noteholders in connection with the Restructuring. All such reasonable and documented fees, expenses, and disbursements incurred up to the Petition Date shall be paid in full.

(e) Except as contemplated by this Agreement or as required by, arising out of, relating to or resulting from the Bankruptcy Cases, the Debtors shall use commercially reasonable efforts to conduct their respective businesses in the ordinary course of business, taking into account their status as debtors in possession.

(f) Within 15 days following the end of each calendar month after the Petition Date, the Debtors shall deliver to counsel for the Supporting Noteholders a written statement prepared in good faith setting forth the Company’s unaudited consolidated net revenue for such calendar month (the amount for a given calendar month as set forth in such written statement, the “Actual Net Revenue”).

7. Agreements of Supporting Noteholders.

(a) Subject to the terms and conditions hereof and for so long as no Termination Date shall have occurred, each of the Supporting Noteholders shall:

(i) (A) deliver its duly executed and completed ballot voting its Prepetition Noteholder Claims in favor of the Plan on a timely basis, provided that its vote on the Plan has been properly solicited pursuant to applicable non-bankruptcy law and sections 1125 and 1126 of the Bankruptcy Code and rules 3017 and 3018 of the Federal Rules of Bankruptcy Procedure; and (B) not change or withdraw such agreement or vote (or cause or direct such agreement or vote to be changed or withdrawn), provided that such agreement and vote shall be revoked and withdrawn and deemed void ab initio, and the Supporting Noteholders shall each be provided the opportunity to submit a revised ballot notwithstanding the prior passage of any voting deadline, upon occurrence of a Termination Event that is not timely waived or cured, other than a Termination Event caused by a breach by such Supporting Noteholder;

(ii) not object to, delay, impede, or take any other action to interfere, directly or indirectly, with the Plan Documents, the Competitive Process (including any motion seeking approval of the orders in respect of the Bidding Procedures and the sale of all or substantially all of the non-cash assets of the Debtors contemplated by the Bidding Procedures), or the approval, confirmation or consummation of the Plan and the Restructuring, or propose, file, support, or vote for, directly or indirectly, any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Plan; provided, however, that each Supporting Noteholder shall reserve the right to object to any motion filed by the Debtors with the Bankruptcy Court to the extent the relief contemplated by such motion is inconsistent with the terms of this Agreement or the Plan Term Sheet. For the avoidance of doubt, neither the participation of a Supporting Noteholder (or any of its affiliates) in the Competitive Process nor any bid submitted by a Supporting Noteholder shall constitute a breach of this provision (or any provision of this Agreement);

(iii) not take any other action, including initiating or joining in any legal proceeding, that is materially inconsistent with the Supporting Noteholders’ obligations under this Agreement; and

(iv) authorize any actions by the Trustee necessary to implement any of the obligations of the Supporting Noteholders under this Agreement and to effectuate the Restructuring in accordance therewith; provided that nothing in the Agreement shall be construed to require any Supporting Noteholder to indemnify the Trustee.

(b) Each Supporting Noteholder hereby agrees that, following delivery of its signature page until the termination of this Agreement, it shall not Transfer any or all of its Prepetition Noteholder Claims unless, (i) the transferee is a Supporting Noteholder or (ii) simultaneously with such Transfer, the transferee delivers to the Parties to this Agreement an executed joinder substantially in the form attached hereto as Exhibit D (the “Joinder”) whereby such transferee agrees in writing to be bound by the terms of this Agreement, in which case such transferee shall be deemed to be a Supporting Noteholder for all purposes herein from and after the date on which such joinder is executed. Notwithstanding the foregoing, any transferee that specifies in the documentation executed in connection with the transfer by a Supporting Noteholder of Prepetition Noteholder Claims that it is acting as a Qualified Marketmaker shall not be required to execute a Joinder in connection with such Transfer if such Qualifying Marketmaker transfers such Prepetition Noteholder Claims within five Business Days; provided, however, that such Qualified Marketmaker shall require any transferee of Prepetition Noteholder Claims to execute a Joinder in connection with such Transfer unless such transferee is a Supporting Noteholder. Immediately upon any Transfer of any Prepetition Noteholder Claims to a Qualified Marketmaker, the transferring Supporting Noteholder shall notify the Debtors in writing of the date of such Transfer, the identity of the transferee and the amount of Prepetition Noteholder Claims transferred. Any Transfer of any Prepetition Noteholder Claim that does not comply with this Section 7(b) shall be deemed void ab initio.

(c) Nothing in this Agreement shall be deemed to limit or restrict the ability or right of a Supporting Noteholder or any non-public controlled affiliate of the foregoing to purchase or take assignment of any additional Prepetition Noteholder Claims; provided, however, that, in the event a Supporting Noteholder or any non-public controlled affiliate of the foregoing purchases or takes assignment of any such additional Prepetition Noteholder Claims after the date hereof, such additional Prepetition Noteholder Claims shall immediately upon such acquisition become subject to the terms of this Agreement without any further action being required (or, in the case of a purchase by a non-public controlled affiliate of a Supporting Noteholder (other than an affiliate acting solely in its capacity as a Qualified Marketmaker) such Supporting Noteholder, as applicable, shall cause its non-public controlled affiliate to become subject to the terms of this Agreement in connection with such purchased claims). For purposes of this Section 7(c), a “non-public controlled affiliate” of a Supporting Noteholder shall not include any such entity that is subject to an investment restriction that, as determined in good faith by its investment manager, limits its ability to hold illiquid equity securities that would be inconsistent with consummation of a Stand-Alone Plan (as defined in the Plan Term Sheet).

(d) Each Supporting Noteholder agrees that it will consent to, and not opt out of, any mutual release, exculpation or indemnification provision contained in the Plan provided that such provision is on the terms set forth in the Plan Term Sheet.

8. Representations and Warranties.

(a) Each Supporting Noteholder represents and warrants, severally and not jointly, to the Debtors that the following statements are true, correct, and complete as of the date hereof:

(i) such Supporting Noteholder is the sole legal owner, beneficial owner, or holder of investment and voting authority over the aggregate amount of Prepetition Noteholder Claims set forth below its name on the signature pages hereto, and does not legally or beneficially own, or hold investment or voting authority over, any other Prepetition Noteholder Claims;

(ii) such Supporting Noteholder has made no prior Transfer of and has not entered into any agreement or arrangement with respect to its Prepetition Noteholder Claims or the 2016 Notes underlying its Prepetition Noteholder Claims, except for any agreement or arrangement that could not reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder;

(iii) such Supporting Noteholder (A) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including any securities that may be issued in connection with the transactions contemplated by the Plan), in making an informed decision with respect thereto and has made its own analysis and decision to enter into this Agreement, (B) is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended, and (C) with respect to any new equity in the reorganized Company that may be acquired under a Stand-Alone Plan (as defined in the Plan Term Sheet), is not acquiring such new equity with a view to a distribution in violation of applicable securities laws; and

(iv) such Supporting Noteholder is a fund managed by Deerfield.

(b) Each Party represents and warrants, severally and not jointly, to the other Parties that the following statements, as applicable, are true, correct, and complete as of the date hereof:

(i) It has all requisite, individual, corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder;

(ii) To the extent applicable, it is duly organized, validly existing, and in good standing under the laws of its state or jurisdiction of organization;

(iii) To the extent applicable, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, or limited liability company action on its part;

(iv) Subject to obtaining each of the approvals and consents set forth in Section 8(b)(v), the execution, delivery and performance of this Agreement does not and shall not (A) violate any provision of law, rule, or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to materially and adversely affect its ability to perform its obligations hereunder; (B) to the extent applicable, violate its articles or certificate of incorporation, bylaws, or other organizational documents, except as contemplated in the Plan Documents; or (C) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, except in the case of the Debtors to the extent such contractual obligation relates to the 2016 Notes or related loan documents or the filing of a case under the Bankruptcy Code or insolvency of the Debtors;

(v) The execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body, except such filings, approvals, and consents as (A) may be necessary or required under antitrust or federal securities laws or regulations; (B) may be necessary and/or required under any laws or regulations of any state; or (C) may be necessary or required in connection with the Bankruptcy Cases, the approval of the Disclosure Statement, and the confirmation and effectiveness of the Plan; and

(vi) Subject in the case of the Debtors to entry of the Plan Support Agreement Assumption Motion, this Agreement is a legally valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

9. Survival of Agreement. Each of the Parties acknowledges and agrees that (a) this Agreement is being executed in connection with negotiations concerning the Restructuring and in contemplation of the commencement of the Bankruptcy Cases; (b) the rights granted in this Agreement are enforceable by each Party hereto without approval of the Bankruptcy Court, except as specifically contemplated by this Agreement; (c) the termination of this Agreement in accordance with the Termination Events set forth in Section 10 hereof will not violate the automatic stay provisions of the Bankruptcy Code; and (d) each Party hereto hereby waives its right to assert a contrary position in the Bankruptcy Cases with respect to the foregoing.

10. Termination.

(a) This Agreement shall automatically terminate on the third Business Day (such date, a “Termination Date”) following any of the termination events set forth in clauses (i) through (xxiii) below (each a “Termination Event”), unless such termination is waived or modified in writing by the applicable Party or Parties within such three Business Day period (the “Grace Period”), as set forth below, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver; provided that this Agreement shall automatically terminate on the date of any Termination Event set forth in clauses (ii) through (vii), (ix), (x), (xii), (xiii), and (xix) through (xxi) without application of the Grace Period. The waiver or consent for modification of the Requisite Supporting Noteholders but not the Debtors, shall be required with respect to any of the Termination Events set forth in clauses (i) through (xi), (xiii) through (xvii) and (xxiii) below. The waiver or consent for modification of the Debtors but not any of the Supporting Noteholders shall be required with respect to the Termination Events set forth in clause (xviii) below. Except for the Termination Events set forth in clauses (ii) through (vii), (ix), (x), (xii), (xiii), and (xix) through (xxi) which shall not be subject to the Grace Period, each Termination Event and, as applicable, Termination Date shall be subject to the Grace Period. Upon the commencement of the Grace Period, the terminating Party shall give written notice to the allegedly breaching Party, and during the Grace Period the allegedly breaching Party shall have the opportunity to cure such alleged breach.

(i) The Plan and Disclosure Statement and all documents (included in the Solicitation package) applicable to the reorganized Company in the event of a Stand-Alone Plan (as defined in the Plan Term Sheet) are not in form and substance satisfactory to the Requisite Supporting Noteholders by the date Solicitation commences;

(ii) The Debtors have not commenced the Bankruptcy Cases by November 12, 2014;

(iii) The Bankruptcy Court has not entered an order approving the Plan Support Agreement Assumption Motion within 35 days following the Petition Date;

(iv) The Bankruptcy Court has not entered an order approving the Bidding Procedures within 35 days following the Petition Date;

(v) The Plan and the Disclosure Statement shall not have been filed with the Bankruptcy Court within 15 days following the Bid Deadline;

(vi) The Debtors have not commenced Solicitation by March 15, 2015;

(vii) The Plan shall not have been confirmed by the Bankruptcy Court by May 1, 2015;

(viii) The Plan or any organizational documents and shareholder agreement applicable to the reorganized Company in the event of a Stand-Alone Plan (as defined in the Plan Term Sheet) are modified in any material manner that is not acceptable to the Requisite Supporting Noteholders;

(ix) Any of the Bankruptcy Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(x) The Bankruptcy Court shall have entered an order appointing, in respect of any of the Debtors, (A) a trustee under chapter 11 of the Bankruptcy Code, (B) a responsible officer, or (C) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of section 1106(a)) under section 1106(b) of the Bankruptcy Code; provided that the appointment of any of the parties identified in the immediately preceding clauses (A) through (C) shall not result in a Termination Event enforceable by any Supporting Noteholder that requested or supported such appointment;

(xi) The Bankruptcy Court shall have entered an order terminating the Debtors’ exclusive right to file or solicit acceptances of a plan; provided that such termination of the Debtors’ rights shall not result in a Termination Event enforceable by any Supporting Noteholder that requested or supported such termination or by any Supporting Noteholder that opposed any extension of the Debtors’ exclusive periods to file or solicit acceptance of the plan;

(xii) Any governmental authority, including the Bankruptcy Court, or any other regulatory authority or court of competent jurisdiction, enters a final, non-appealable judgment or order (A) declaring this Agreement or any material portion hereof to be unenforceable, (B) preventing consummation of the Plan or the Restructuring or any material portion thereof or (C) that grants relief that is inconsistent with this Agreement and materially adverse to the Supporting Noteholders;

(xiii) The Debtors withdraw the Plan or any of the Debtors publicly announces its intention not to support the Plan, or the Debtors file any motion or pleading with the Bankruptcy Court that is inconsistent with this Agreement and materially adverse to the Supporting Noteholders;

(xiv) The orders of the Bankruptcy Court approving the Disclosure Statement or confirming the Plan are stayed, reversed, vacated, or otherwise modified in a material manner for greater than 14 days;

(xv) Any material breach of any provision of this Agreement by any of the Debtors (including any such material breach resulting from an action or forbearance pursuant to Section 11 hereof); provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by such

Debtor of such breach from the Requisite Supporting Noteholders (provided that none of such Supporting Noteholders is then in material breach of its obligations hereunder), and such breach, if capable of being cured, remains uncured for a period of five Business Days;

(xvi) Any event or condition shall have occurred that, individually or in the aggregate, has resulted in a Material Adverse Effect that is continuing;

(xvii) As of any Measurement Date commencing on December 31, 2014 and based on the information set forth in the written statements delivered pursuant to Section 6(f) hereof, (A) the Actual Net Revenue for the calendar month ending on such Measurement Date plus the Actual Net Revenue for the immediately preceding calendar month, is less than (B) the Minimum Net Revenue for the calendar month ending on such Measurement Date plus the Minimum Net Revenue for the immediately preceding calendar month;

(xviii) Any material breach of this Agreement by any of the Supporting Noteholders; provided that no breach by a Supporting Noteholder or Supporting Noteholders (including for this purpose any transferee of a Supporting Noteholder that is an affiliate of such Supporting Noteholder) holding less than $5 million in aggregate principal amount of the Prepetition Noteholder Claims shall serve as the basis for termination of this Agreement pursuant to this clause (xviii) of Section 10(a); and provided further, that such Termination Event shall be deemed to have occurred only upon receipt of written notice by such Supporting Noteholder of such breach from the Debtors (provided that none of the Debtors are then in material breach of their obligations hereunder), and such breach, if capable of being cured, remains uncured for a period of five Business Days;

(xix) The Debtors’ delivery of written notice to the Supporting Noteholders terminating this Agreement as the Debtors determine to be required pursuant to Section 11;

(xx) The Debtors and the Requisite Supporting Noteholders shall have agreed in writing to terminate this Agreement;

(xxi) The Effective Date does not occur on or before June 1, 2015; provided, however, that if on June 1, 2015 all conditions to effectiveness have been or could be satisfied other than the expiration or termination of any waiting period (or any extension thereof) under applicable antitrust laws, then this Agreement shall remain in effect until such condition is satisfied but in no event beyond December 31, 2015;

(xxii) At any time, if holders of Prepetition Noteholder Claims bound to support the Sale or Restructuring on terms materially identical to the terms set forth in the attached Plan Term Sheet hold in the aggregate less than two-thirds of the aggregate principal amount of the Prepetition Noteholder Claims; or

(xxiii) At any time, if the Debtors are party to any other plan support, restructuring or similar agreement that provides for a restructuring or plan that is not, in the determination of the Requisite Supporting Noteholders, consistent in all material respects with the Restructuring and the Plan as set forth in the Plan Term Sheet.

(b) Notwithstanding the foregoing, any of the dates set forth in this Section 10 may be extended by agreement between the Debtors and the Requisite Supporting Noteholders. In addition, without limiting the provisions of Section 11 hereof and the related Termination Event set forth in clause (xix) of Section 10(a), no Party may seek to terminate this Agreement based upon a breach or a failure of a condition (if any) in this Agreement if such breach or failure is caused by, results from, or arises out of, solely such Party’s own actions or omissions.

(c) If it has not already terminated, the Agreement shall terminate immediately upon the Effective Date.

(d) Upon a termination of this Agreement in accordance with clauses (a) or (c) of this Section 10, no Party hereto shall have any continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 12, 13 and 15 through 23, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any Supporting Noteholder from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of any Party as it relates to such breach or non-performance by any Supporting Noteholder shall be preserved in the event of the occurrence of such breach or non-performance.

11. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Debtors or any directors or officers of the Debtors (in such person’s capacity as a director or officer of the Debtors) to take any action, or to refrain from taking any action, to the extent such action or forbearance is inconsistent with its or their fiduciary obligations under applicable law, as determined after consultation with outside legal counsel.

12. No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties hereto, and no other Person shall be a third-party beneficiary hereof.

13. Entire Agreement. As of the date this Agreement becomes effective, this Agreement (and any confidentiality agreements entered into in connection herewith or described in Section 6(a) hereof) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

14. Amendment or Waiver.

(a) This Agreement may not be modified, altered, amended, waived, or supplemented except by an agreement in writing signed by each of the Debtors and the Requisite Supporting Noteholders. Notwithstanding the foregoing, this Section 14(a) may not be modified, altered, or amended except in writing signed by each of the Debtors and the Supporting Noteholders.

(b) Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement as reasonably necessary and appropriate to consummate the Restructuring. Such agreement shall not be deemed to prejudice or limit in any way any Party’s rights under Section 10 of this Agreement.

(c) No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity, and performance without giving effect to the conflicts of laws provisions thereof except New York General Obligations Law Section 5-1401. Each Party hereby irrevocably submits to the jurisdiction of any state court or federal court located in New York County, New York in respect of any suit, action, or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction. Notwithstanding the foregoing consent to New York jurisdiction, if the Bankruptcy Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

16. Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts and by facsimile or other electronic means, with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

17. Assignment; Severability. Without limiting the obligations of each Supporting Noteholder pursuant to Section 7(b) hereof, this Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

18. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as the sole and exclusive remedy of any such breach, without the necessity of proving the inadequacy of monetary damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

19. Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

20. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

21. Confidentiality. Unless legally obligated by law, regulation, subpoena, civil investigative demand, the rules of any regulatory authority or stock exchange or other compulsory process (including in connection with any governmental or third party approval of the Restructuring or in connection with any litigation concerning the Restructuring), each of the Parties agrees and acknowledges that, prior to the Petition Date, it will not disclose to any Person the content or any term or provision of this Agreement, other than (a) to the representatives of each such Party who are subject to an equivalent duty of confidentiality (or, in the case of a Supporting Noteholder, to another Supporting Noteholder or its representatives), in each case, in connection with the transactions contemplated hereby or (b) in the case of a Supporting Noteholder, as permitted by any existing confidentiality agreement between such Supporting Noteholder and the Company, the provisions of which shall control in all cases with respect to the obligations under this Section 21 prior to the Petition Date. Notwithstanding the foregoing, a Supporting Noteholder may disclose the content or any term or provision of this Agreement, without any notice to the other Parties, to a regulatory or self-regulatory authority with jurisdiction over its operations generally in the course of such authority’s routine examination or request. From and after the commencement of the Bankruptcy Cases on the Petition Date, the Parties acknowledge and agree that this Agreement and its contents shall be publicly disclosed by the Debtors, whether in filings by the Debtors with the Bankruptcy Court regarding this Agreement or by the Debtors under applicable law or stock exchange rule.

22. Fees. The Debtors shall reimburse or pay in cash, on a monthly basis, all reasonable documented costs and expenses of legal, accounting and similar professionals incurred by the Supporting Noteholders prior to termination of this Agreement in accordance with Section 10 hereof, including, without limitation, the fees, costs and expenses of Willkie Farr & Gallagher LLP. Such costs and expenses shall be paid within fifteen (15) calendar days after receipt by the Debtors of a reasonably detailed invoice, which invoice may be redacted to protect privileged and/or material non-public information. Unless otherwise ordered by the Bankruptcy Court, no recipient of such payment shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court.

23. Consideration. The Parties acknowledge that, other than the agreements, covenants, representations, and warranties set forth herein and to be included in the Plan Documents, no consideration shall be due or paid to any Supporting Noteholder, except as otherwise provided herein in exchange for its obligations under this Agreement.

24. Notice. Any notices or other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by email or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

(a)	If to the Debtors:	Dendreon Corporation

1301 2nd Avenue
Seattle, WA 98101
gcox@dendreon.com
Attention: Gregory R. Cox

	With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square
New York, NY 10036
ken.ziman@skadden.com
Attention: Ken Ziman, Esq.

155 N. Wacker Drive Chicago, IL, 60606
felicia.perlman@skadden.com
Attention: Felicia Perlman, Esq.

500 Boylston Street
Boston, MA 02116
graham.robinson@skadden.com
Attention: Graham Robinson, Esq.

(b)	If to a Supporting Noteholder:

c/o Deerfield Management Company, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Attention: David J. Clark

With a copy to:	Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, NY 10019
sgartner@willkie.com
gastrachan@willkie.com
jlongmire@willkie.com
Attention: Steven J. Gartner, Esq.
Gregory B Astrachan, Esq.
John C. Longmire, Esq.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DENDREON CORPORATION

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Executive Vice President, General
Counsel and Secretary

Signature Page to Plan Support Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DENDREON DISTRIBUTION, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President, General Counsel
and Secretary

Signature Page to Plan Support Agreement2

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DENDREON HOLDINGS, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President, General Counsel
and Secretary

Signature Page to Plan Support Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

DENDREON MANUFACTURING, LLC

By:	/s/ Robert L. Crotty
	Name:	Robert L. Crotty
	Title:	Vice President, General Counsel and Secretary

Signature Page to Plan Support Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

SUPPORTING NOTEHOLDERS

DEERFIELD PARTNERS, L.P.
By:	Deerfield Mgmt, L.P.
General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD INTERNATIONAL MASTER FUND, L.P.
By:	Deerfield Mgmt, L.P.
General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	Deerfield Mgmt, L.P.
General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

Signature Page to Plan Support Agreement

DEERFIELD PRIVATE DESIGN FUND III, L.P.
By:	Deerfield Mgmt III, L.P.
General Partner
	By:	J.E. Flynn Capital III, LLC
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS
INTERNATIONAL MASTER FUND, L.P.
By:	Deerfield Mgmt, L.P.
General Partner
	By:	J.E. Flynn Capital, LLC
General Partner

		By:	/s/ David J. Clark
		Name:	David J. Clark
		Title:	Authorized Signatory

Signature Page to Plan Support Agreement

EXHIBIT A

PLAN TERM SHEET

(see attached)

Dendreon Corporation

Summary Of Principal Terms Of Proposed Plan

(This “Plan Term Sheet”)

THIS PLAN TERM SHEET SUMMARIZES TERMS AND CONDITIONS OF A PROPOSED RESTRUCTURING OF THE DEBTORS (AS DEFINED BELOW). THE TERMS SET FORTH IN THIS PLAN TERM SHEET ARE BEING PROVIDED AS PART OF A COMPREHENSIVE COMPROMISE, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING OF THE DEBTORS. THE PROPOSED RESTRUCTURING DESCRIBED HEREIN WOULD BE IMPLEMENTED BY MEANS OF A “PREARRANGED” PLAN OF REORGANIZATION OR LIQUIDATION, AS THE CASE MAY BE (THE “PLAN”), FOR THE DEBTORS UNDER CHAPTER 11 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101 ET SEQ. (THE “BANKRUPTCY CODE”). THIS PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS OUTLINE IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS PLAN TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, THE APPLICABLE PLAN SUPPORT AGREEMENT WITH THE APPLICABLE SUPPORTING NOTEHOLDERS PARTY THERETO, AND DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, APPROPRIATE DISCLOSURE MATERIAL, AND RELATED DOCUMENTS.

CERTAIN KEY TERMS

Term	Description

Proposed Filing Entities	Dendreon Corporation (the “Company”, and once reorganized, the “Reorganized Company”) and its wholly owned United States subsidiaries, Dendreon Holdings, LLC, Dendreon Distribution, LLC and Dendreon Manufacturing, LLC (collectively, the “Debtors”).

Supporting Noteholders	Holders named in the applicable Plan Support Agreements with the Company (the “Supporting Noteholders”) of the Company’s 2016 Notes issued under the First Supplemental Indenture, dated January 20, 2011, to the Base Indenture, dated March 16, 2007, with The Bank of New York Mellon Trust Company, N.A., as trustee (the “2016 Notes”).

Proposed Filing Date/Venue	November 9, 2014 / Delaware.

Stand-Alone Plan

On the effective date of the Plan (the “Effective Date”), the Reorganized Company shall issue new common stock in the Reorganized Company (the “New Common Stock”), and holders of claims and interests shall receive the treatment as set forth in Exhibit 1 with respect to the Stand-Alone Plan.

The Stand-Alone Plan is subject to the competitive process described below (the “Competitive Process”) to sell all or substantially all of the non-cash assets of the Debtors in a 363 Sale (as defined below) or a Plan Sale (as defined below) as an alternative to the Stand-Alone Plan. A Qualified Bid (as defined in the Bidding Procedures) in the Competitive Process for all or substantially all of the non-cash assets of the Debtors in a 363 Sale or a Plan Sale must have a value in excess of $275,000,000 as determined pursuant to the Bidding Procedures (as defined below).

Term	Description

The Competitive Process shall run from the petition date and in parallel with the process for seeking confirmation of the Stand-Alone Plan, but shall cease in the event that no Qualified Bids are received by the bid deadline set forth in the Bidding Procedures (the “Bid Deadline”). If no Qualified Bids are received by the Bid Deadline, the Debtors shall prosecute confirmation of the Stand-Alone Plan, and the Company shall emerge from bankruptcy as a reorganized entity.

363 Sale	A purchase of all or substantially all of the Debtors’ non-cash assets in a sale pursuant to section 363 of the Bankruptcy Code, followed by a plan of liquidation of the Debtors’ in which all holders of claims and interests shall receive the treatment as set forth in Exhibit 1 with respect to the 363 Sale.

Plan Sale	A recapitalization transaction effectuated through the Plan in which the Bidder (as defined below) acquires New Common Stock of the Reorganized Company, in which case all holders of claims and interests shall receive the treatment set forth as set forth in Exhibit 1 with respect to the Plan Sale.

Competitive Process

Prospective buyers (the “Bidders”) may bid:

(i)     in a 363 Sale; OR

(ii)    in a Plan Sale;

in each case subject to the applicable requirements set forth in the bidding procedures attached hereto as Exhibit 2 (the “Bidding Procedures”).

If one or more Bidders submits a Qualified Bid and a Successful Bidder (as defined in the Bidding Procedures) enters into an asset purchase agreement or an investment agreement (as the case may be) at the Auction (as defined below) (or, in the event that an Auction is not conducted because only one Qualified Bid is received by the Bid Deadline, upon entry into such asset purchase agreement or investment agreement (as the case may be) in accordance with the Bidding Procedures, the Debtors shall prosecute confirmation of the applicable plan scenario (i.e., 363 Sale or Plan Sale).

Bidding Procedures	On the petition date, the Debtors shall file a motion seeking approval of the Bidding Procedures to govern the Competitive Process, and shall seek a hearing date as soon as practicable thereafter but no later than 30 days after the petition date. Among other things, the Bidding Procedures shall set forth the deadline and requirements for the submission of a Qualified Bid, and shall set the date of the Auction and the deadline to file any objections to the results of the Auction. Supporting Noteholders shall be permitted to submit a cash bid in accordance with the Bidding Procedures.

Auction or Acceptance of Qualified Bid

An auction (the “Auction”) shall be held if the Company receives more than one Qualified Bid, and shall occur within 5 business days after the Bid Deadline unless otherwise determined by the Company.

In the event that the Company receives only one Qualified Bid by the Bid Deadline, the Company shall promptly accept such Qualified Bid and enter into an asset purchase agreement or investment agreement (as the case may be) with respect to such Qualified Bid no later than 5 business days following the Bid Deadline.

Releases, Indemnification and Exculpation	To the fullest extent permitted by applicable law, the Plan shall provide for comprehensive mutual release, indemnification and exculpation provisions from and for the benefit of the Debtors, the Supporting Noteholders, and the Trustee for the 2016 Notes, and all individuals serving, or who have served since the petition date, as a manager, director, managing member, officer, partner, shareholder, or employee of any of the foregoing and the attorneys and other advisors to each of the foregoing.

2

Term	Description

Conditions to Effectiveness	The Plan shall contain such conditions to effectiveness of the applicable Plan alternatives customary in plans of reorganization or plans of liquidation, as the case may be, of such type.

Milestones	Milestones related to the Plan and the Competitive Process shall be as set forth in Section 10 of the Plan Support Agreement and the Bidding Procedures, respectively.

Assumed Contracts	In a Stand-Alone Plan, the Debtors shall identify in writing to the Supporting Noteholders the contracts proposed to be assumed and rejected at least 15 business days prior to the hearing seeking to confirm the Plan and shall consult with the Supporting Noteholders in connection therewith.

Investor Rights	In a Stand-Alone Plan, usual and customary investor rights acceptable in form and substance in all respects to the Supporting Noteholders, including as to status as a private company, board selection, rights under a shareholders agreement and trading restrictions.

Management Incentive Plan	In a Stand-Alone Plan, any Management Incentive Plan will be acceptable in all respects to the Supporting Noteholders, and the Debtors will provide reasonable assistance and cooperation in recommending proposed terms for such plan.

* * * * *

3

EXHIBIT 1

CLASSIFICATION, IMPAIRMENT AND TREATMENT OF CLAIMS

Set forth below are the proposed classification, impairment and treatment of claims under the Plan, including relevant differences among the three Plan alternatives:

Stand-Alone Plan

363 Sale

Plan Sale

Claims	Impairment	Treatment

Administrative Expenses and Priority Tax Claims	N/A	All allowed administrative expenses and allowed priority tax claims shall be paid in full in cash or upon such other terms as the applicable Debtors and the holder thereof may agree, or otherwise be unimpaired. Reserves will be established for any disputed administrative expense and priority tax claims and an escrow shall be established for the payment of professional fee claims subject to the fee application and approval process.

Class 1 Other Priority Claims	Unimpaired	To the extent applicable, all allowed other priority claims shall be reinstated or paid in full in cash. Not entitled to vote; conclusively deemed to accept the Plan.

Class 2 Secured Claims	Unimpaired

To the extent applicable, all allowed secured claims shall, at the Debtors’ option, be paid in full in cash on, or promptly following, the Effective Date or be treated in a manner so as to be unimpaired within the meaning of Bankruptcy Code section 1124.

Not entitled to vote; conclusively deemed to accept the Plan.

Class 3 Noteholders’ Claims (2016 Notes)	Impaired

Stand-Alone Plan

Holders of 2016 Notes shall receive, on a pro rata basis with holders of General Unsecured Claims to the extent set forth below following the determination of treatment of General Unsecured Claims set forth below, shares of New Common Stock of the Reorganized Company, subject to dilution for New Common Stock, if any, issued in connection with the Management Incentive Plan.

363 Sale OR Plan Sale

Holders of 2016 Notes shall receive, on a pro rata basis with holders of Class 4 General Unsecured Claims, distributable cash or other assets of the Debtors’ estates, in an amount not to exceed 100% of the amount of their allowed claims plus interest.

Entitled to vote.

Claims	Impairment	Treatment
Class 4 General Unsecured Claims	TBD

Stand-Alone Plan

Treatment of general unsecured claims other than those based on the 2016 Notes (the “General Unsecured Claims”) to be reasonably determined by the Debtors and Supporting Noteholders holding, in the aggregate, at least two-thirds in aggregate principal amount of the 2016 Notes. In the event that General Unsecured Claims are not reinstated or paid in full, it is anticipated that a convenience class may be appropriate for claims below a certain value.

Voting TBD.

Impaired

363 Sale OR Plan Sale

General Unsecured Claims shall receive, on a pro rata basis with holders of Class 3 Noteholders’ Claims, distributable cash or other assets of the Debtors’ estates, in an amount not to exceed 100% of the amount of their allowed claims plus interest.

Entitled to vote.

Class 5 Intercompany Claims	Unimpaired

Stand-Alone Plan OR Plan Sale

Intercompany claims (including between Debtors and non-Debtor subsidiaries that are wholly owned by Debtors) shall be reinstated or compromised as determined by the Debtors.

Not entitled to vote; conclusively deemed to accept the Plan.

	Impaired	363 Sale Intercompany claims shall be canceled or otherwise extinguished. Not entitled to vote; deemed to reject the Plan.
Class 6 Subordinated Claims	Impaired

Stand-Alone Plan

Applicable, holders of claims subordinated by Bankruptcy Code sections 510(b) and 510(c) will receive no distribution under the Plan.

363 Sale OR Plan Sale

Subject to payment in full of all allowed claims plus interest to the extent applicable, holders of claims subordinated by Bankruptcy Code sections 510(b) and 510(c) (together with holders of Class 7 interests) shall receive their pro rata share of any other distributable cash or other assets of the Debtors’ estates. No recovery is anticipated by holders of Class 6 interests.

Not entitled to vote; deemed to reject the Plan.

Claims	Impairment	Treatment
Class 7 Existing Common Stock	Impaired

Stand-Alone Plan

Existing shares of the Company’s common stock shall be canceled; the holders thereof will receive no distribution under the Plan.

363 Sale OR Plan Sale

Subject to payment in full of all allowed claims plus interest to the extent applicable, holders of existing shares of the Company’s common stock (together with holders of Class 6 claims) shall receive their pro rata share of any other distributable cash or other assets of the Debtors’ estates, and such shares shall be canceled. No recovery is anticipated by holders of Class 7 interests.

Not entitled to vote; deemed to reject the Plan.

Class 8 Other Interests	Impaired

Other interests, options, warrants, call rights, puts, awards, or other agreements to acquire existing common stock in the Debtors shall be canceled; the holders thereof will receive no distribution under the Plan.

Not entitled to vote; deemed to reject the Plan.

Class 9 Intercompany Interests	Unimpaired	Stand-Alone Plan OR Plan Sale Equity interests in a Debtor held by another Debtor shall be reinstated. Not entitled to vote; conclusively deemed to accept the Plan.
	Impaired	363 Sale Equity interests in a Debtor held by another Debtor shall be canceled. Not entitled to vote; deemed to reject the Plan.

EXHIBIT 2

BIDDING PROCEDURES

(see attached)

BIDDING PROCEDURES1

By the Motion, Dendreon Corporation and its direct and indirect subsidiaries that are debtors and debtors in possession in the jointly administered chapter 11 cases pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under Case No. 14-[            ] (together the “Debtors”),2 sought approval of, among other things, the procedures through which they will determine the highest or otherwise best offer for the sale of substantially all of their non-cash assets (the “Acquired Assets”).

On [—], 2014 the Bankruptcy Court entered an order (the “Bidding Procedures Order”), which, among other things, authorized the Debtors to determine the highest or otherwise best offer for the Acquired Assets through the process and procedures set forth below (the “Bidding Procedures”). The Bidding Procedures provide that the Debtors may also consider bids in the form of a recapitalization transaction effectuated through a chapter 11 plan of reorganization, subject to the requirements set forth herein (a “Chapter 11 Plan Bid”). In addition, the Debtors may designate a stalking horse bidder (the “Stalking Horse Bidder”) in accordance with the procedures set forth below.

Acquired Assets to Be Sold

The Debtors are offering for sale all of the Acquired Assets. Except in the case of a Chapter 11 Plan Bid and except as otherwise provided in the Acquisition Agreement or a Modified Acquisition Agreement (both as defined below) submitted by a Successful Bidder (as defined below) (including any exhibits or schedules thereto) all of the Debtors’ right, title and interest in and to the Acquired Assets subject thereto shall be sold free and clear of any pledges, liens, security interests, encumbrances, claims, charges, options and interests thereon (collectively, the “Interests”) to the maximum extent permitted by section 363 of the Bankruptcy Code, with such Interests to attach to the net proceeds of the sale of the Acquired Assets with the same validity and priority as such Interests applied against the Acquired Assets. More detail regarding the Acquired Assets will be posted in the electronic data room.

Bidding Process

The Debtors and their advisors shall, subject to the other provisions of these Bidding Procedures, including the consultation obligations set forth herein and the Bidding Procedures Order, (i) determine whether any person is a Qualified Bidder (as defined below), (ii) coordinate the efforts of Qualified Bidders in conducting their due diligence investigations, (iii) receive offers from Qualified Bidders, (iv) negotiate any offers made to purchase the Acquired Assets, and (v) determine if any Qualified Bidder should be selected as a Stalking Horse Bidder.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the motion for approval of, among other things, the Bidding Procedures (the “Motion”).
[2]	The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Dendreon Corporation (3193), Dendreon Holdings, LLC (8047), Dendreon Distribution, LLC (8598) and Dendreon Manufacturing, LLC (7123). The address of the Debtors’ corporate headquarters is 1301 2nd Avenue, Seattle, Washington 98101.

Key Dates For Potential Competing Bidders

The Bidding Procedures provide interested parties with the opportunity to qualify for and participate in an auction to be conducted by the Debtors (the “Auction”) and to submit competing bids for the Acquired Assets. The Debtors shall assist Qualified Bidders in conducting their respective due diligence investigations and shall accept Bids (as defined below) until January 27, 2015 at 5:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”).

The key dates for the sale process are as follows:

December 29, 2014	Stalking Horse Deadline

January 27, 2015 at 5:00 P.M. EST	Bid Deadline - Due Date for Bids and Deposits

February 3, 2015 at 10:00 A.M. EST	Auction

January 27, 2015 at 10:00 A.M. EST	Objection Deadline in Connection with Sale of Acquired Assets to a Successful Bidder[3]

On or before February 10, 2015 at [—] EST	Sale Hearing

In the event that the Successful Bid is a Chapter 11 Plan Bid, the Sale Hearing will not occur and the Debtors will prosecute confirmation of a plan of reorganization consistent with such Chapter 11 Plan Bid.

Procedures for the Designation of a Stalking Horse Bidder

The Debtors, in consultation with the Consultation Parties (as defined herein), may select a Stalking Horse Bidder for the Acquired Assets for the purposes of establishing a minimum acceptable bid with which to begin the Auction (the “Stalking Horse Bid”) and provide such Stalking Horse Bidder with the Bid Protections described in the Sale Motion. The Debtors shall have until December 29, 2014 (the “Stalking Horse Deadline”) to select a Qualified Bid of a Qualified Bidder to be a Stalking Horse Bid. The Debtors shall finalize a purchase agreement with a Stalking Horse Bidder (the “Stalking Horse Agreement”) by no later than the Stalking Horse Deadline. Within one (1) day following the Stalking Horse Deadline the Debtors shall file with the Bankruptcy Court a notice (the “Stalking Horse Notice”) of such Stalking Horse Bid and

[3]

This objection deadline applies to all objections to the Sale Motion and the Sale of the Acquired Assets to a Successful Bidder, with the exception of objections related to adequate assurance performance by the Successful Bidder or any changes to the Acquisition Agreement.

a copy of the Stalking Horse Agreement. The Debtors shall serve such Stalking Horse Notice on (i) all entities known to have expressed an interest in a transaction with respect to the Acquired Assets during the past twelve (12) months, (ii) all entities known to have asserted any lien, claim, interest or encumbrance in or upon any of the Acquired Assets, (iii) counsel to the Supporting Noteholders, and (iv) counsel to any official committee appointed in the Chapter 11 Cases, if any.

Due Diligence

Access to Diligence Materials.

To participate in the bidding process and to receive access to due diligence (the “Diligence Materials”), a party must submit to the Debtors (i) an executed confidentiality agreement substantially in the form attached hereto as Exhibit A or such other form reasonably satisfactory to the Debtors, and (ii) reasonable evidence demonstrating the party’s financial capability to consummate a sale transaction for the Acquired Assets or a recapitalization transaction pursuant to a chapter 11 plan of reorganization (any such transaction, a “Transaction”) as reasonably determined by the Debtors, in consultation with the Consultation Parties. A party who qualifies for access to Diligence Materials pursuant to the prior sentence shall be a “Qualified Bidder.”

The Debtors will afford any Qualified Bidder the time and opportunity to conduct reasonable due diligence, as determined by the Debtors, including reasonable access to management, access to the electronic data room and other information that a Qualified Bidder may reasonably request; provided, however, that the Debtors shall not be obligated to furnish any due diligence information after the Bid Deadline to any party that has not submitted a Qualified Bid (as defined below). The Debtors reserve the right to withhold any Diligence Materials that the Debtors determine are business-sensitive or otherwise not appropriate for disclosure to a Qualified Bidder who is a competitor of the Debtors or is affiliated with any competitor of the Debtors. Neither the Debtors nor their representatives shall be obligated to furnish information of any kind whatsoever to any person that is not determined to be a Qualified Bidder.

All due diligence requests must be directed to Lazard Frères & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020, to the attention of Sven Pfeiffer (sven.pfeiffer@lazard.com; Phone: 212-632-6583; Fax: 212-332-8365).

Due Diligence from Qualified Bidders.

Each Qualified Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors regarding the ability of such Qualified Bidder, as applicable, to consummate its contemplated transaction. Failure by a Qualified Bidder to comply with requests for additional information and due diligence access may be a basis for the Debtors, in consultation with the Consultation Parties, to determine that such bidder is no longer a Qualified Bidder. Failure by a Qualified Bidder to comply with requests for additional information and due diligence access may be a basis for the Debtors, in consultation with the Consultation Parties, to determine that a bid made by such Qualified Bidder is not a Qualified Bid.

Auction Qualification Process

To be eligible to participate in the Auction, each offer, solicitation or proposal (each, a “Bid”), must be reasonably determined by the Debtors to satisfy each of the following conditions:

(a)	Good Faith Deposit: Each Bid must be accompanied by a deposit in the amount of ten percent (10%) of the purchase price contained in the Modified Acquisition Agreement (defined below), before any reductions for assumed liabilities, or, in the case of a Chapter 11 Plan Bid, ten percent (10%) of the amount of the capital investment contemplated by such bid, before any reductions for assumed liabilities, to an interest-bearing escrow account to be identified and established by the Debtors (the “Good Faith Deposit”).

(b)	Same or Better Terms: Each Bid must be on terms that the Debtors, in their business judgment and after consulting with the Consultation Parties, determine are the same or better than the terms of either (i) the Acquisition Agreement, or (ii) in the event the Debtors enter into a Stalking Horse Agreement, the Stalking Horse Agreement.

(c)	Executed Agreement: Each Bid must be based on the proposed acquisition agreement, which shall be prepared by the Debtors in Consultation with the Consultation Parties and shall be filed with the Bankruptcy Court no later than the day after the Stalking Horse Deadline (the “Acquisition Agreement”) and must include executed transaction documents, signed by an authorized representative of such Qualified Bidder, pursuant to which the Qualified Bidder proposes to effectuate a Transaction (a “Modified Acquisition Agreement”).[4] Each Bid must also include a copy of the Acquisition Agreement marked against the Modified Acquisition Agreement to show all changes requested by the Qualified Bidder (including the inclusion of the purchase price). Each Modified Acquisition Agreement must provide (1) a commitment to close within two business days after all closing conditions are met and (2) a representation that the Qualified Bidder will (a) make all necessary filings under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) submit all necessary filings under the HSR Act within ten (10) days following the effective date of the Modified Acquisition Agreement.

[4]	If the Bid is a Chapter 11 Plan Bid and the Debtors have not filed a form of investment agreement with the Bankruptcy Court within at least ten (10) business days prior to the Bid Deadline, any Qualified Bidder submitting a Chapter 11 Plan Bid shall submit a Modified Acquisition Agreement marked as appropriate. If a form of investment agreement has been filed, any Qualified Bidder submitting a Chapter 11 Plan Bid shall submit a modified investment agreement (a “Modified Investment Agreement”). All requirements of these Bid Procedures that apply to a Modified Acquisition Agreement shall apply to a Modified Investment Agreement.

In the event the Debtors enter into a Stalking Horse Agreement each Bid must include a copy of the Modified Acquisition Agreement marked against the Stalking Horse Agreement.

(d)	Minimum Bid: A Bid (including a Chapter 11 Plan Bid) for all or substantially all of the Debtors’ non-cash assets must propose a minimum purchase price, including any assumption of liabilities and any earnout or similar provisions, that in the Debtors’ reasonable business judgment, after consulting with the Consultation Parties, has a value greater than $275,000,000[5].

In the event that the Debtors enter into a Stalking Horse Agreement, a Bid for all or substantially all of the Debtors’ assets (or in the case of a Chapter 11 Plan Bid for the equity of reorganized Dendreon) must propose a minimum purchase price, including any assumption of liabilities and any earnout or similar provisions, that in the Debtors’ reasonable business judgment, after consulting with the Consultation Parties, has a value greater than (i) the purchase price set forth in any Stalking Horse Purchase Agreement, (ii) the Break-Up Fee (as defined in the Sale Motion), if any (iii) the Expense Reimbursement Amount (as defined in the Sale Motion), if any, (iv) the Assumed Liabilities (as defined in the Stalking Horse Agreement), as applicable, and (v) the Overbid Amount6, as applicable the sum of which shall be the “Stalking Horse Auction Minimum Bid Amount”.

(e)	Designation of Assigned Contracts and Leases: A Bid must identify any and all executory contracts and unexpired leases of the Debtors that the Qualified Bidder wishes to be assumed and, with respect to any Bid that is not a Chapter 11 Plan Bid, assigned to the Qualified Bidder at closing, pursuant to a Transaction. A Bid must specify whether the Debtors or the Qualified Bidder will be responsible for any cure costs associated with such assumption, and include a good faith estimate of such cure costs (which estimate may be provided by the Debtors).

(f)	Designation of Assumed Liabilities: A Bid must identify all liabilities which the Qualified Bidder proposes to assume.

(g)	Corporate Authority: A Bid must include written evidence reasonably acceptable to the Debtors demonstrating appropriate corporate authorization to consummate the proposed Transaction; provided that, if the Qualified Bidder is an entity specially formed for the purpose of effectuating the Transaction, then the Qualified Bidder must furnish written evidence reasonably acceptable to the Debtors of the approval of the Transaction by the equity holder(s) of such Qualified Bidder.

[5]	To the extent a Supporting Noteholder submits a Bid, such Bid must be a cash Bid.
[6]	The “Overbid Amount” shall be $1 million.

(h)	Disclosure of Identity of Qualified Bidder: A Bid must fully disclose the identity of each entity that will be bidding for or purchasing the Acquired Assets or otherwise participating in connection with such Bid, and the complete terms of any such participation, including any agreements, arrangements or understandings concerning a collaborative or joint bid or any other combination concerning the proposed Bid.

(i)	Proof of Financial Ability to Perform: A Bid must include written evidence that the Debtors may reasonably conclude, in consultation with their advisors and the Consultation Parties, demonstrates that the Qualified Bidder has the necessary financial ability to close the Transaction and provide adequate assurance of future performance under all contracts to be assumed and assigned in such Transaction. Such information must include, inter alia, the following:

(1)	contact names and numbers for verification of financing sources;

(2)	written evidence of the Qualified Bidder’s internal resources and proof of any debt funding commitments from a recognized banking institution and, if applicable, equity commitments in an aggregate amount equal to the cash portion of such Bid or the posting of an irrevocable letter of credit from a recognized banking institution issued in favor of the Debtors in the amount of the cash portion of such Bid, in each case, as are needed to close the Transaction;

(3)	the Qualified Bidder’s current financial statements (audited if they exist) or other similar financial information reasonably acceptable to the Debtors;

(4)	a description of the Qualified Bidder’s pro forma capital structure (and, in the case of a Chapter 11 Plan Bid, the Debtors’ pro forma capital structure); and

(5)	any such other form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors, in consultation with the Consultation Parties, demonstrating that such Qualified Bidder has the ability to close the Transaction.

(j)	Regulatory and Third Party Approvals: A Bid must set forth each regulatory and third-party approval required for the Qualified Bidder to consummate the Transaction, and the time period within which the Qualified Bidder expects to receive such regulatory and third-party approvals, and the Debtors, in consultation with the Consultation Parties, may consider the timing of such approvals, and any actions the Qualified Bidder will take to ensure receipt of such approval(s) as promptly as possible, when considering the other Bid Assessment Criteria (defined below).

(k)	Contact Information and Affiliates: A Bid must provide the identity and contact information for the Qualified Bidder and full disclosure of any parent companies of the Qualified Bidder.

(l)	Contingencies: A Bid may not be conditioned on obtaining financing or any internal approval, or on the outcome or review of due diligence.

(m)	Irrevocable: A Bid must be irrevocable until the Good Faith Deposit associated with such Bid must be returned in accordance with the terms hereof (or, if the Successful Bid is a Chapter 11 Plan Bid, until confirmation of such plan of reorganization), provided that if such Bid is accepted as the Successful Bid or the Backup Bid (as defined below), such Bid shall continue to remain irrevocable, subject to the terms and conditions of the Bidding Procedures.

(n)	Compliance with Diligence Requests. The Qualified Bidder submitting a Bid must have complied with reasonable requests for additional information and due diligence access from the Debtors (as described above) to the reasonable satisfaction of the Debtors.

(o)	Confidentiality Agreement. To the extent not already executed, a Bid must include an executed confidentiality agreement substantially in the form attached hereto as Exhibit A or otherwise in form and substance reasonably satisfactory to the Debtors.

(p)	Termination Fees. Except with respect to any Stalking Horse Bidder, a Bid must not entitle the Qualified Bidder to any break-up fee, termination fee or similar type of payment or reimbursement and, by submitting a Bid, the Qualified Bidder waives the right to pursue a substantial contribution claim under 11 U.S.C. § 503 related in any way to the submission of its Bid or participation in any Auction (as defined below).

A Bid received from a Qualified Bidder that meets the above requirements for the applicable assets, as determined by the Debtors in their sole discretion after consulting with the Consultation Parties, shall constitute a “Qualified Bid” for such assets; provided that if the Debtors receive a Bid prior to the Bid Deadline that is not a Qualified Bid the Debtors may provide the Qualified Bidder with the opportunity to remedy any deficiencies prior to the Auction; provided, further, that, for the avoidance of doubt, if any Qualified Bidder fails to comply with reasonable requests for additional information and due diligence access from the Debtors to the satisfaction of the Debtors, the Debtors may, after consulting with the Consultation Parties, disqualify any Qualified Bidder and Qualified Bid in the Debtor’s discretion, and such Qualified Bidder shall not be entitled to attend or participate in the Auction.

Bid Deadline

The following parties must receive a Bid in writing, on or before January 27, 2015 at 5:00 p.m. (prevailing Eastern Time) or such earlier date as may be agreed to by each of the Debtors, after consulting with the Consultation Parties (the “Bid Deadline”): (1) the Debtors, 200 Crossing Boulevard, Bridgewater, NJ 08807, Attn: Robert Crotty (rcrotty@dendreon.com); (2) counsel for the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attn: Ken Ziman (ken.ziman@skadden.com), 155 N. Wacker Drive, Chicago, IL, 60606,

Attn: Felicia Perlman (felicia.perlman@skadden.com), and 500 Boylston Street, Boston, MA 02116, Attn: Graham Robinson (graham.robinson@skadden.com); (3) financial advisor to the Debtors, Lazard Frères & Co. LLC, 30 Rockefeller Plaza, New York, NY 10020, Attn: Sven Pfeiffer (sven.pfeiffer@lazard.com) and Brandon Aebersold (brandon.aebersold@lazard.com); (4) counsel to the Unaffiliated Noteholders, Brown Rudnick LLP, One Financial Center, Boston, Massachusetts 02111, Attention: Steven D. Pohl (spohl@brownrudnick.com) and Seven Times Square, New York, NY 10036, Attention: John F. Storz (jstorz@brownrudnick.com); and (5) counsel to the Deerfield Holders, Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attention: John C. Longmire (jlongmire@willkie.com).

Auction

If two or more Qualified Bids are received by the Bid Deadline, or in the event the Debtors enter into a Stalking Horse Agreement and one Qualified Bid other than that submitted by the Stalking Horse Bidder is received by the Bid Deadline, the Debtors will conduct an auction (the “Auction”) to determine the highest or otherwise best Qualified Bid. This determination shall take into account any factors the Debtors, in consultation with the Consultation Parties, reasonably deem relevant to the value of the Qualified Bid to the estates and may include, but are not limited to, the following: (a) the amount and nature of the consideration, including any assumed liabilities; (b) the number, type and nature of any changes to the Acquisition Agreement requested by each Qualified Bidder; (c) the extent to which such modifications or provisions are likely to delay closing of the sale of the Debtors’ assets and the cost to the Debtors of such modifications or delay; (d) the total consideration to be received by the Debtors; (e) the likelihood of the Qualified Bidder’s ability to close a transaction and the timing thereof; (f) the net benefit to the Debtors’ estates, taking into account, if applicable, any Stalking Horse Bidder’s right to any Break Up Fee or Expense Reimbursement Amount, and (f) any other qualitative or quantitative factor the Debtors, in consultation with the Consultation Parties, deem reasonably appropriate under the circumstances (collectively, the “Bid Assessment Criteria”).

If two or more Qualified Bids are not received by the Bid Deadline, or in the event the Debtors enter into a Stalking Horse Agreement, if one Qualified Bid other than that submitted by the Stalking Horse Bidder is not received by the Bid Deadline, the Debtors may determine not to conduct the Auction. If the Debtors have not entered into a Stalking Horse Agreement and only one Qualified Bid is received by the Bid Deadline, the Debtors may, in consultation with the Consultation Parties, select the Modified Acquisition Agreement of such Qualified Bidder to be the Successful Bid and such Qualified Bidder shall be the Successful Bidder. In the event the Debtors enter into a Stalking Horse Agreement, if a Qualified Bid other than that submitted by the Stalking Horse Bidder is not received by the Bid Deadline, the Stalking Horse Agreement shall become the Successful Bid and the Stalking Horse Qualified Bidder Shall be the Successful Bidder. In the event that the Debtors have not entered into a Stalking Horse Agreement and no Qualified Bids are received by the Bid Deadline, the Debtors shall pursue a restructuring with the Supporting Noteholders, as outlined in the Plan Support Agreement and the Plan Term Sheet attached thereto.

Procedures for Auction

The Auction, if necessary, shall take place on or before February 3, 2015 at 10:00 a.m. (prevailing Eastern Time) at the offices of counsel for the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, or such other place and time as the Debtors shall notify all Qualified Bidders that have submitted Qualified Bids (including the Stalking Horse Bidder, if any), the Supporting Noteholders and their counsel and any official committee appointed in the Debtors’ chapter 11 cases and its counsel. The Auction shall be conducted according to the following procedures:

Participation.

Only the Debtors, the Consultation Parties, and any Qualified Bidder that has submitted a Qualified Bid (including the Stalking Horse Bidder, if any), in each case, along with their representatives and counsel, or such other parties as the Debtors shall determine, in consultation with the Consultation Parties, shall attend the Auction (such attendance to be in person) and only such Qualified Bidders (including the Stalking Horse Bidder, if any), or such other parties as the Debtors shall determine, in consultation with the Consultation Parties, will be entitled to make any Bids at the Auction.

The Debtors Shall Conduct the Auction.

The Debtors and their professionals shall direct and preside over the Auction and the Auction shall be transcribed. Other than as expressly set forth herein, the Debtors (in consultation with the Consultation Parties) may conduct the Auction in the manner they reasonably determine will result in the highest or otherwise best Qualified Bid. The Debtors shall use their best efforts to provide each participant in the Auction with a copy of the Modified Acquisition Agreement associated with the highest or otherwise best Qualified Bid received before the Bid Deadline (such highest or otherwise best Qualified Bid the “Auction Baseline Bid”). In addition, at the start of the Auction, the Debtors shall describe the terms of the Auction Baseline Bid. Each Qualified Bidder (including the Stalking Horse Bidder, if any) participating in the Auction must confirm that it (a) has not engaged in any collusion with respect to the bidding or sale of any of the assets described herein, (b) has reviewed, understands and accepts the Bidding Procedures and (c) has consented to the core jurisdiction of the Bankruptcy Court (as described more fully below).

Terms of Overbids.

An “Overbid” is any bid made at the Auction subsequent to the Debtors’ announcement of the respective Auction Baseline Bid. Any Overbid for purposes of this Auction must comply with the following conditions:

(a)

Minimum Overbid Increments: Any Overbid after and above the respective Auction Baseline Bid shall be made in increments valued at not less than $250,000. In order to maximize value, the Debtors reserve the right, in consultation with the Consultation Parties, to announce reductions or increases in the minimum incremental bids (or in valuing such bids) at any time during the Auction. Additional consideration in excess of the amount set forth in the respective Auction Baseline Bid may include cash and/or noncash consideration, provided, however, that the value for such non-cash consideration shall be determined by the Debtors, in consultation with the Consultation Parties, in their reasonable business judgment.

(b)	Remaining Terms Are the Same as for Qualified Bids: Except as modified herein or by the Debtors at the Auction, an Overbid at the Auction must comply with the conditions for a Qualified Bid set forth above, provided, however, that (i) the Bid Deadline shall not apply, (ii) no additional Good Faith Deposit shall be required beyond the Good Faith Deposit previously submitted by a Qualified Bidder, provided that the Successful Bidder shall be required to make a representation at the end of the Auction that it will provide any additional deposit necessary so that its Good Faith Deposit is equal to the amount of ten percent (10%) of the purchase price, or ten percent 10% of the capital investment, contained in the Successful Bid, and (iii) each Overbid may be based on the Auction Baseline Bid, or any other form Modified Acquisition Agreement submitted prior to the Auction. Any Overbid must include, in addition to the amount and the form of consideration of the Overbid, a description of all changes (if any) requested by the Qualified Bidder to the Acquisition Agreement or a previously submitted Modified Acquisition Agreement, in connection therewith (including any changes to the designated assigned contracts and leases and assumed liabilities). Any Overbid must remain open and binding on the Qualified Bidder.

At the Debtors’ discretion, to the extent not previously provided (which shall be determined by the Debtors in consultation with the Consultation Parties), a Qualified Bidder submitting an Overbid at the Auction must submit, as part of its Overbid, written evidence (in the form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors) reasonably demonstrating such Qualified Bidder’s ability to close the Transaction proposed by such Overbid.

Announcement and Consideration of Overbids.

(a)	Announcement of Overbids: The Debtors shall announce at the Auction the material terms of each Overbid, the total amount of consideration offered in each such Overbid, and the basis for calculating such total consideration and such other terms as the Debtors, in consultation with the Consultation Parties, reasonably determine will facilitate the Auction.

(b)	Consideration of Overbids: Subject to the deadlines set forth herein, the Debtors reserve the right, in consultation with the Consultation Parties, in their reasonable business judgment, to make one or more continuances of the Auction to, among other things: facilitate discussions between the Debtors and individual Qualified Bidders; allow individual Qualified Bidders to consider how they wish to proceed; or give Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors in their reasonable business judgment may require, that the Qualified Bidder has sufficient internal resources, or has received sufficient non-contingent debt and/or equity funding commitments, to consummate the proposed Transaction at the prevailing Overbid amount.

Backup Bidder.

Notwithstanding anything in the Bidding Procedures to the contrary, if an Auction is conducted, the Qualified Bidder with the next highest or otherwise best Bid at the Auction, as determined by the Debtors, in the exercise of their business judgment and after consulting with the Consultation Parties, will be designated as the backup bidder (the “Backup Bidder”). The Backup Bidder shall be required to keep its initial Bid (or if the Backup Bidder submitted one or more Overbids at the Auction, the Backup Bidder’s final Overbid) (the “Backup Bid”) open and irrevocable until the earlier of (i) 5:00 p.m. (prevailing Eastern Time) on the date that is sixty (60) days after the date of entry of the Sale Order, or, if the Successful Bid is a Chapter 11 Plan Bid, until the effective date of such plan of reorganization (the “Outside Backup Date”), or (ii) the closing of the transaction with the Successful Bidder.

Following the Sale Hearing, if the Successful Bidder fails to consummate an approved transaction, the Backup Bidder will be deemed to have the new prevailing bid, and the Debtors will be authorized, but not required, without further order of the Bankruptcy Court, to consummate the transaction with the Backup Bidder. In such case of a breach or failure to perform on the part of the Successful Bidder (including any Backup Bidder designated as a Successful Bidder), the defaulting Successful Bidder’s deposit shall be forfeited to the Debtors. The Debtors, on their behalf and on behalf of each of their respective estates, specifically reserve the right to seek all available damages, including specific performance, from any defaulting Successful Bidder (including any Backup Bidder designated as a Successful Bidder) in accordance with the terms of the Bidding Procedures.

Additional Procedures.

The Debtors (after consulting with the Consultation Parties) may announce at the Auction additional procedural rules that are reasonable under the circumstances for conducting the Auction, so long as such rules are not inconsistent in any material respect with the Bidding Procedures.

Consent to Jurisdiction and Authority as Condition to Bidding.

All Qualified Bidders (including the Stalking Horse Bidder, if any) shall be deemed to have (1) consented to the core jurisdiction of the Bankruptcy Court to enter an order or orders, which shall be binding in all respects, in any way related to the Debtors, the Chapter 11 Cases, the Bidding Procedures, the Auction, any Modified Acquisition Agreement, or the construction and enforcement of documents relating to any Transaction, (2) waived any right to a jury trial in connection with any disputes relating to the Debtors, the Chapter 11 Cases, the Bidding Procedures, the Auction, any Modified Acquisition Agreement, or the construction and enforcement of documents relating to any Transaction and (3) consented to the entry of a final order or judgment in any way related to the Debtors, the Chapter 11 Cases, the Bidding Procedures, the Auction, any Modified Acquisition Agreement, or the construction and enforcement of documents relating to any Transaction if it is determined that the Bankruptcy Court would lack Article III jurisdiction to enter such a final order or judgment absent the consent of the parties.

Sale Is As Is/Where Is.

Except as otherwise provided in the Modified Acquisition Agreement or the Sale Order, the Acquired Assets or any other assets of the Debtors sold pursuant to the Bidding Procedures, shall be conveyed at the closing of a transaction with a Successful Bidder in their then-present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.”

Closing the Auction.

The Auction shall continue until there is one Qualified Bid for the Acquired Assets or a Chapter 11 Plan Bid that the Debtors determine in their reasonable business judgment, after consulting with the Consultation Parties, is the highest or otherwise best Qualified Bid at the Auction. Thereafter, the Debtors shall select such Qualified Bid, in consultation with the Consultation Parties, as the overall highest or otherwise best Qualified Bid (such Bid, the “Successful Bid,” and the Qualified Bidder submitting such Successful Bid, the “Successful Bidder”). In making this decision, the Debtors shall consider the Bid Assessment Criteria.

The Auction shall close when the Successful Bidder submits fully executed sale and transaction documents memorializing the terms of the Successful Bid.

Promptly following the Debtors’ selection of the Successful Bid and the conclusion of the Auction, the Debtors shall announce the Successful Bid and Successful Bidder and shall file with the Bankruptcy Court notice of the Successful Bid and Successful Bidder.

Unless otherwise required pursuant to the Debtors’ fiduciary duties, the Debtors shall not consider any Bids submitted after the conclusion of the Auction.

Return of Good Faith Deposits

The Good Faith Deposits of all Qualified Bidders shall be held in one or more interest-bearing escrow accounts by the Debtors, but shall not become property of the Debtors’ estates absent further order of the Bankruptcy Court. The Good Faith Deposit of any Qualified Bidder that is neither the Successful Bidder nor the Backup Bidder shall be returned to such Qualified Bidder not later than five (5) business days after the Sale Hearing. The Good Faith Deposit of the Backup Bidder, if any, shall be returned to the Backup Bidder on the date that is the earlier of 72 hours after (a) the closing of the transaction with the Successful Bidder and (b) the Outside Backup Date. Upon the return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon. If the Successful Bidder timely closes the winning transaction, its Good Faith Deposit shall be credited towards the purchase price.

The Consultation Parties

The Debtors shall consult with the Supporting Noteholders and any official committee appointed in the Debtors’ chapter 11 cases and each of their respective advisors (collectively, the

“Consultation Parties” and each, a “Consultation Party”) as explicitly provided for in the Bidding Procedures; provided, however, that the Debtors shall not be required to consult with any Consultation Party (and its advisors) that is a Qualified Bidder unless such Qualified Bidder does not submit a bid by the Bid Deadline, at which time, such Supporting Noteholder shall become a Consultation Party; provided, further that if any individual Supporting Noteholder becomes a Qualified Bidder, the consultation rights of any Supporting Noteholder that has not become a Qualified Bidder shall not be affected.

Reservation of Rights of the Debtors

Except as otherwise provided in the Acquisition Agreement, the Bidding Procedures or the Bidding Procedures Order, the Debtors further reserve the right as they may reasonably determine to be in the best interest of their estates, in consultation with the Consultation Parties to: (a) determine which bidders are Qualified Bidders; (b) determine which Bids are Qualified Bids; (c) determine whether to enter into a Stalking Horse Agreement; (d) determine which Qualified Bid is the highest or otherwise best proposal and which is the next highest or otherwise best proposal; (e) reject any Bid that is (1) inadequate or insufficient, (2) not in conformity with the requirements of the Bidding Procedures or the requirements of the Bankruptcy Code or (3) contrary to the best interests of the Debtors and their estates; (e) waive terms and conditions set forth herein with respect to all potential bidders; (f) impose additional terms and conditions with respect to all potential bidders; (g) extend the deadlines set forth herein; (h) continue or cancel the Auction and/or Sale Hearing in open court without further notice; and (i) modify the Bidding Procedures and implement additional procedural rules that the Debtors determine, in their business judgment, will better promote the goals of the bidding process and discharge the Debtors’ fiduciary duties and are not inconsistent with any Bankruptcy Court order.

EXHIBIT B

MINIMUM NET REVENUE

Calendar Month	Minimum Net Revenue (USD)
November 2014	$14.6 million
December 2014	$17.6 million
January 2015	$18.6 million
February 2015	$17.1 million
March 2015	$18.6 million
April 2015	$21.3 million
May 2015	$17.9 million
June 2015	$21.2 million
July 2015	$21.2 million
August 2015	$19.5 million
September 2015	$15.1 million
October 2015	$24.3 million
November 2015	$19.0 million
December 2015	$19.0 million

EXHIBIT C

FORM OF CONFIDENTIALITY AGREEMENT

(see attached)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”), dated [—], is made by and between [—], a [—] (the “Holder”), and Dendreon Corporation, a Delaware corporation (the “Company”).

Background

The Holder and the Company are parties to a Plan Support Agreement, dated as of November 9, 2014 (the “PSA”), with certain other holders of the Company’s 2016 Notes issued under the First Supplemental Indenture, dated January 20, 2011, to the Base Indenture, dated March 16, 2007, with The Bank of New York Mellon Trust Company, N.A., which PSA provides for a Restructuring (as defined in the PSA) and related Competitive Process (as defined in the PSA) (collectively, the “Proposed Restructuring”). In connection with the Holder’s evaluation of, and discussions with the Company regarding, the Proposed Restructuring (the “Purpose”), the Holder may receive from or on behalf of the Company information regarding, among other things, the Company’s finances, financial projections, plans regarding debt restructuring, manufacturing, product development, and product acquisitions and dispositions, and other strategic plans and programs of the Company, together with information concerning the Competitive Process (all such information provided by or on behalf of the Company, together with all analyses, notes, data, compilations, summaries, forecasts, reports or other documents and materials (whether in written or oral form, electronically stored or otherwise) prepared by the Holder or its Representatives in connection with the Purpose that contain, reflect, are based upon or generated from, in whole or in part, any such information, is hereinafter referred to as “Evaluation Material”). This Agreement is entered into for the purpose of (i) protecting the Evaluation Material against improper use and disclosure, (ii) requiring the Holder to take or abstain from taking certain actions in accordance herewith and (iii) providing for the public disclosure of Evaluation Material by a date certain so that the Holder is no longer in possession of material and non-public information or otherwise bound by this Agreement with respect to such material and non-public information.

Statement of Agreement

The parties agree as follows:

1. Disclosure of Evaluation Material. The Holder shall (a) not disclose (other than to its Representatives who the Holder determines in good faith should know such Evaluation Material for the Purpose) or otherwise use Evaluation Material except for the Purpose and (b) take such actions as may be reasonably necessary to protect Evaluation Material against any unpermitted use or disclosure. The Holder shall require its Representatives (as defined below) receiving Evaluation Material to observe the restrictions on use and disclosure set forth herein, and shall be responsible for any breach of the terms and conditions of this Agreement by such

Representatives. For purposes of this Agreement, “Representatives” shall mean with respect to any person or entity, the directors, officers, partners, trustees, employees, agents, representatives, consultants, accountants, financial advisors, experts, persons or entities affiliated with any such person or entity, and legal counsel and other professional advisors to such person or entity.

2. Information not Subject to Restriction. The restrictions set forth in Section 1 above shall not apply to information that (a) is or becomes generally available to the public other than as a direct or indirect result of a breach of this Agreement by the Holder or its Representatives, (b) is already known to the Holder at the time of disclosure by the Company (other than information received by the Holder or its Representatives from or on behalf of the Company that remains confidential pursuant to that certain Confidentiality Agreement, dated as of [—], 2014, by and between the Holder and the Company following the disclosure date thereunder as a result of such information not being MNPI (as defined below)), (c) is received by the Holder on a non-confidential basis from a source that the Holder believes is entitled to disclose it on a non-confidential basis, or (d) is developed by the Holder without the use of any Evaluation Material.

3. Legally Required Disclosure. If the Holder or any of its Representatives is legally obligated by law, regulation, subpoena, civil investigative demand, the rules of any regulatory authority, or other compulsory process to disclose any of the Evaluation Material, the Holder shall, as promptly as reasonably practicable and except as prohibited by applicable law, rule or regulation, provide the Company with written notice of any such obligation, reasonably cooperate (at the Company’s expense) with the Company’s efforts to seek a protective order or other remedy to prevent or limit disclosure, and disclose only such Evaluation Material as the Holder or its Representatives, as applicable, is legally obligated to disclose based on the advice of its legal counsel (and any disclosure made in reliance on such advice shall not constitute a violation of this Agreement). Notwithstanding the foregoing, the Holder may disclose Evaluation Material, without any notice or compliance with the other terms in this Section 3, to a regulatory or self-regulatory authority with jurisdiction over its operations generally in the course of such authority’s routine examination or request, so long as the request for information by such authority does not reference the Company or this Agreement.

4. Return of Evaluation Material. At any time upon the written request of the Company, the Holder shall promptly return to the Company or, at the Holder’s election, destroy all Evaluation Material possessed by the Holder or its Representatives, without retaining any copies, excerpts, analyses or reproductions thereof that contain or disclose Evaluation Material; provided, that the Holder may retain Evaluation Material pursuant to electronic back-up files created in the ordinary course of business or in accordance with its customary regulatory compliance or bona fide records retention policies and procedures, and the Holder’s outside counsel may retain one copy of any Evaluation Material. Notwithstanding the return, destruction or retention of any Evaluation Material, the Holder and its Representatives will continue to be bound by their obligations of confidentiality and other obligations under this Agreement with respect to the Evaluation Material.

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5. No Rights in Evaluation Material. Neither the Company nor any of its affiliates or subsidiaries has granted to the Holder any license, copyright or similar right or privilege with respect to any Evaluation Material.

6. [RESERVED]

7. Securities Laws. The Holder hereby acknowledges that it is aware that the United States securities laws prohibit any person or entity that has received from an issuer material, non-public information pursuant to a confidentiality agreement like this Agreement (including the Holder’s Representatives) from purchasing or selling securities (including swaps or derivatives) of such issuer or from communicating such information to any other person or other entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.

8. Term. The obligations set forth in this Agreement shall continue until the first anniversary of the date of this Agreement, except that the obligations set forth in this Agreement in respect of any MNPI received from the Company or its Representatives shall terminate at such time on the Disclosure Date as set forth in Section 9. The right to bring any action to enforce this Agreement, or the breach hereof, shall survive until expiration of the applicable statute of limitations.

9. Evaluation Material Summary; Disclosure.

(a) On the third Business Day prior to the Disclosure Date, the Company will promptly (x) provide the Holder or its legal advisors with a summary of any Evaluation Material that the Company reasonably believes will constitute material non-public information as of the anticipated Disclosure Date and (y) advise the Holder or its legal or financial advisors whether or not the Company believes that any particular Evaluation Material will remain confidential or otherwise constitute material non-public information as of the anticipated Disclosure Date.

(b) On or before the date (the “Disclosure Date”) that is (A) if one Qualified Bid or no Qualified Bids are received by the Company, the date on or following the Bid Deadline on which the Company publicly discloses whether one Qualified Bid or no Qualified Bids were received, and (B) if more than one Qualified Bid is received, the date on which the Auction is concluded, the Company, after 5:00 p.m. (Eastern Time) on such Disclosure Date and before 7:00 a.m. (Eastern Time) the following day, shall make public disclosure, pursuant to Rule 101 of Regulation FD, of both the event giving rise to the Disclosure Date (which, for the avoidance of doubt, shall include the event set forth in clause (A) or (B) above, as applicable) and any material non-public information regarding the Company, its business or its securities (“MNPI”); it being

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hereby acknowledged and agreed that the public disclosure required by this paragraph is intended to ensure that neither the Holder nor any of its Representatives shall, from and after the Disclosure Date, possess any MNPI received from the Company or any of its Representatives or be restricted from trading any securities of the Company as a result of such possession. At least one (1) hour prior to the Company’s public disclosure required by the immediately preceding sentence, the Company shall certify to the Holder, in writing, that as of such date (and giving effect to any public disclosure made or to be made as required by the immediately preceding sentence), neither the Holder nor any of its Representatives is in possession of any MNPI received from the Company or any of its Representatives, and in the absence of such certification, the Holder and its Representatives shall be entitled to presume that to be the case. Capitalized terms used in this Section 9(b) and not otherwise defined in this Agreement have the respective meanings set forth in the Bidding Procedures Order entered by the United States Bankruptcy Court for the District of Delaware under Case No. 14-[—], as the same may be amended from time to time.

(c) In the event of any breach of this Section 9 by the Company or any of its Representatives, in addition to any other remedy provided herein, the Holder shall have the right to make public disclosure in the form of a press release, public advertisement or otherwise, of any MNPI received from the Company or any of its Representatives without the prior approval by the Company or any of its Representatives, and neither the Holder nor any of its Representatives shall have any liability to the Company or any of its Representatives or stockholders for any such disclosure. In the event of any disagreement between the Company and the Holder as to whether any Evaluation Material constitutes MNPI, the Company and the Holder shall work in good faith to address such disagreement and to ensure that public disclosure of any information that is or is reasonably expected to be material non-public information under federal securities laws is made as required under this paragraph.

10. Equitable Relief. The Holder recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material, that irreparable damage may result to the Company if information contained therein or derived therefrom is used or disclosed in violation of this Agreement, and that money damages may not be a sufficient remedy for any unauthorized use or disclosure of Evaluation Material by the Holder or its Representatives. The Holder agrees that, in addition to any other rights and remedies available to the Company, the Company may seek equitable relief as a remedy for any such breach without the need to post a bond therefor.

11. Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed entirely within such State without regard to the conflict of laws principles thereof.

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(b)	No Assignment. This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party; provided that no such consent shall be required, and this Agreement may be assigned by a party, in the case of a sale by such party of all or substantially all of its business or assets, whether by merger, sale of assets or otherwise.

(c)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(d)	Entire Agreement; Waiver. This Agreement contains the entire agreement between the parties concerning the provision and protection of Evaluation Material received from or on behalf of the Company hereunder. No provision of this Agreement may be waived or amended except by a writing signed by the parties. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(e)	Severable Provisions. The provisions of this Agreement are severable. If any provision of this Agreement is determined by a tribunal of competent jurisdiction to be void or unenforceable in any instance, the remaining provisions shall remain in force, and such void or unenforceable provisions shall remain effective in all circumstances as to which it was not determined to be void or unenforceable.

(f)	Notice. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide courier service, in each case to the intended recipient as set forth below:

(g)

If to Company:	Dendreon Corporation
1301 2nd Ave.
Seattle, Washington 98101
Attention: Robert Crotty
Copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attention: Graham Robinson
If to the Holder:	[—]
[—]
[—]
[—]

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Copy to:	[—]
[—]
[—]
[—]

Either party may give any notice or other communication hereunder using any other means (including personal delivery, postal delivery, or electronic mail), but no such notice or other communication shall be deemed duly given unless and until the party for whom it is intended actually receives it. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement. Signatures transmitted electronically shall be as effective as if delivered in person.

(i)	Section Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

[Signatures are on the following page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

DENDREON CORPORATION

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

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EXHIBIT D

FORM OF JOINDER

The undersigned transferee (“Transferee”) hereby acknowledges that it has read and understands the Plan Support Agreement, dated as of November 9, 2014 (the “Agreement”), by and among (i) Dendreon Corporation (the “Company”) and its subsidiaries signatory hereto, and (ii) [Deerfield Management Company, L.P. or other Transferor’s Name] (“Transferor”) and any other holders of the Company’s 2016 Notes issued under the First Supplemental Indenture, dated January 20, 2011, to the Base Indenture, dated March 16, 2007, with The Bank of New York Mellon Trust Company, N.A., as trustee, that are parties to the Agreement, and agrees that it shall be (A) bound by the terms and conditions thereof to the extent Transferor was thereby bound and (B) deemed a “Supporting Noteholder” under the terms of the Agreement.

Date Executed:             , 201

TRANSFEREE

Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

Prepetition Noteholder
Claims Held by Transferee: $